EXHIBIT 99.1

February 8, 2017 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended December 31, 2016, of $2,024,000, an increase from the $1,898,000 earned for the fourth quarter of 2015.   Earnings per share for the fourth quarter of 2016 were $.43 compared to $.46 for the prior year fourth quarter.  For the year ended December 31, 2016, net income totaled $6,920,000, a decrease from net income of $8,574,000 for the year ended December 31, 2015.  Earnings per share were $1.59 for 2016 versus $2.08 for 2015.  Return on average assets and return on average equity were .77 percent and 7.05 percent, respectively, for the year ended December 31, 2016, compared to 1.03 percent and 9.66 percent, respectively, for the same period in the prior year.
"2016 proved to be an exciting year of expansion for the company," stated Thomas E. Wiseman, President and CEO.  "The Milton Bancorp and Milton Banking Company acquisition, while challenging, expanded both our market share and footprint promising to enhance our Community First mission.  We welcome the Milton Bankers and customers to the Ohio Valley Banc Corp. family.  We are also grateful for the confidence in our company and its management demonstrated by our employees and other shareholders who have elected to invest their dividends in additional shares of OVBC.  In 2016, $181,000 of dividends were reinvested in OVBC shares through our employee stock ownership plan, and $1,668,000 of dividends were reinvested through the dividend reinvestment plan."
For the fourth quarter of 2016, net interest income increased $1,904,000, and for the year ended December 31, 2016, net interest income increased $2,831,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the three months ended December 31, 2016, average earning assets increased $141 million, and for the year ended December 31, 2016, average earning assets increased $62 million from the same respective periods the prior year.  The growth in average earning assets was primarily attributable to the acquisition of Milton Bancorp, Inc. ("Milton") during the third quarter of 2016.  At the time of closing, Milton had total assets of $132 million, of which $113 million was in loans and $6 million was in investment securities.  Also contributing to loan growth was the opening of our Athens loan production office in late 2015.  As of December 31, 2016, the new office had over $19 million in loans outstanding.  Adding to the contribution from the growth in earning assets was the increase in the net interest margin.  For the year ended December 31, 2016, the net interest margin was 4.40 percent, compared to 4.39 percent for the same period the prior year.
For the three months ended December 31, 2016, the provision for loan losses totaled $498,000, an increase of $118,000, and for the year ended December 31, 2016, the provision for loan losses totaled $2,826,000, an increase of $1,736,000, from the same respective periods in 2015.  For the year ended December 31, 2016, the provision for loan loss expense incurred was related to net charge-offs of $1,775,000 and to a net increase in specific reserves on collateral dependent impaired loans of $759,000.  For the year ended December 31, 2015, the provision for loan losses incurred was related to net charge-offs of $2,776,000 offset by a net decrease in specific reserves on collateral dependent impaired loans of $1,222,000.  The ratio of nonperforming loans to total loans was 1.26 percent at December 31, 2016, compared to 1.24 percent at December 31, 2015.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2016 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.05 percent of total loans at December 31, 2016, compared to 1.13 percent at December 31, 2015.
For the three months ended December 31, 2016, noninterest income totaled $1,450,000, compared to $1,607,000 for the same period last year, a decrease of $157,000.  Contributing to the decrease was a reduction in gain on other real estate owned, which decreased $506,000, primarily due to the lower appraised value on one land development property.  Partially offsetting the decrease was an increase of $151,000 in service charges on deposit accounts for the three months ended December 31, 2016, as compared to same time period last year.  The increase was related to the acquisition of Milton's deposit accounts, which totaled $119 million at the time of the merger.  Noninterest income totaled $8,239,000 for the year ended December 31, 2016, as compared to $8,597,000 for the same period last year, a decrease of $358,000.  The decrease in gain on other real estate owned for the quarter led to a $566,000 decrease for the twelve months ended December 31, 2016, as compared to the prior year.  For the year ended December 31, 2016, tax refund processing fees totaled $2,048,000, a decrease of $323,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company as defined in the contract with the third-party tax refund product provider.  Partially offsetting the decreases in noninterest income was the increase of $404,000 in service charges on deposit accounts related to higher overdraft fees and the acquisition of Milton's deposit accounts.  For the full year of 2016, all other noninterest income sources increased $127,000 from the same period a year ago.
For the three months ended December 31, 2016, noninterest expense totaled $8,329,000, an increase of $1,418,000 from the same period last year.  For the year ended December 31, 2016, noninterest expense totaled $32,899,000, an increase of $3,280,000, or 11.1 percent, from the same period last year.  Generally, the acquisition of Milton contributed to an increase in most noninterest expense categories, reflecting both one-time merger related expenses and recurring expenses related to having a larger organization after the merger.  The Company's largest noninterest expense, salaries and employee benefits, increased $628,000 as compared to the fourth quarter of 2016 and increased $1,376,000 as compared to the year ended 2015.  The increase was primarily related to adding Milton employees, annual merit increases, and higher health insurance expense.  Also contributing to higher noninterest expense were one-time expenses related to the merger with Milton.  During the fourth quarter, the Company incurred $153,000 in merger related expenses, bringing the full year merger related expenses to $930,000.  The remaining noninterest expenses increased $974,000 for the year ended December 31, 2016, as compared to the same period last year, led by occupancy, data processing and software expense.
The Company's total assets at December 31, 2016 were $955 million, an increase of $158 million from December 31, 2015.  The acquisition of Milton provided $132 million in assets and $119 million in liabilities.  At December 31, 2016, total shareholders' equity exceeded $104 million, an increase of $14 million from December 31, 2015.  The consideration paid for Milton totaled $18.9 million, of which $11.5 million was the market value of OVBC common shares and $7.4 million was cash.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Part II, Item 1.A. "Risk Factors" in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
PER SHARE DATA
Earnings per share	$0.43	$0.46	$1.59	$2.08
Dividends per share	$0.21	$0.21	$0.82	$0.89
Book value per share	$22.40	$21.97	$22.40	$21.97
Dividend payout ratio (a)	48.40%	45.55%	51.79%	42.74%
Weighted average shares outstanding	4,665,765	4,117,675	4,351,748	4,117,675

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$181	$163
Dividends reinvested under
dividend reinvestment plan (c)	$420	$414	$1,668	$1,698

PERFORMANCE RATIOS
Return on average equity	7.61%	8.38%	7.05%	9.66%
Return on average assets	0.84%	0.94%	0.77%	1.03%
Net interest margin (d)	4.57%	4.40%	4.40%	4.39%
Efficiency ratio (e)	71.43%	69.83%	72.75%	69.27%
Average earning assets (in 000's)	$889,167	$748,065	$841,079	$778,707

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$10,119	$8,109	$36,266	$33,481
Interest and dividends on securities	722	716	3,082	2,853
Total interest income	10,841	8,825	39,348	36,334
Interest expense:
Deposits	549	532	2,154	2,191
Borrowings	257	162	868	648
Total interest expense	806	694	3,022	2,839
Net interest income	10,035	8,131	36,326	33,495
Provision for loan losses	498	380	2,826	1,090
Noninterest income:
Service charges on deposit accounts	563	412	1,977	1,573
Trust fees	53	54	227	221
Income from bank owned life insurance and annuity assets	150	195	725	681
Mortgage banking income	65	51	227	242
Electronic refund check / deposit fees	11	9	2,048	2,371
Debit / credit card interchange income	730	630	2,594	2,399
Gain (loss) on other real estate owned	(467)	39	(467)	99
Gain on sale of securities	0	0	0	163
Other	345	217	908	848
Total noninterest income	1,450	1,607	8,239	8,597
Noninterest expense:
Salaries and employee benefits	4,744	4,116	18,874	17,498
Occupancy	546	405	1,846	1,599
Furniture and equipment	251	237	922	801
Professional fees	342	318	1,362	1,375
Marketing expense	171	159	915	859
FDIC insurance	77	141	455	583
Data processing	386	206	1,455	1,259
Software	354	311	1,316	1,123
Foreclosed assets	110	176	357	347
Amortization of intangibles	68	0	68	0
Merger related expenses	153	0	930	0
Other	1,127	842	4,399	4,175
Total noninterest expense	8,329	6,911	32,899	29,619
Income before income taxes	2,658	2,447	8,840	11,383
Income taxes	634	549	1,920	2,809
NET INCOME	$2,024	$1,898	$6,920	$8,574

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2016	2015
ASSETS
Cash and noninterest-bearing deposits with banks	$12,512	$9,475
Interest-bearing deposits with banks	27,654	36,055
Total cash and cash equivalents	40,166	45,530
Certificates of deposit in financial institutions	1,670	1,715
Securities available for sale	96,490	91,651
Securities held to maturity (estimated fair value: 2016 - $19,171; 2015 - $20,790)	18,665	19,903
Restricted investments in bank stocks	7,506	6,576
Total loans	734,901	585,752
Less: Allowance for loan losses	(7,699)	(6,648)
Net loans	727,202	579,104
Premises and equipment, net	12,783	10,404
Other real estate owned	2,129	2,358
Accrued interest receivable	2,315	1,819
Goodwill	7,801	1,267
Other intangible assets, net	670	0
Bank owned life insurance and annuity assets	29,349	28,352
Other assets	7,894	7,606
Total assets	$954,640	$796,285

LIABILITIES
Noninterest-bearing deposits	$209,576	$176,499
Interest-bearing deposits	580,876	484,247
Total deposits	790,452	660,746
Other borrowed funds	37,085	23,946
Subordinated debentures	8,500	8,500
Accrued liabilities	14,075	12,623
Total liabilities	850,112	705,815

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2016 - 5,325,504 shares issued; 2015 - 4,777,414 shares issued)	5,326	4,777
Additional paid-in capital	46,788	35,318
Retained earnings	69,117	65,782
Accumulated other comprehensive income	(991)	305
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	104,528	90,470
Total liabilities and shareholders' equity	$954,640	$796,285